SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into this 8 day of April, 2010, by and between Blue Sphere, Corp. (the “Company”) a company registered in Nevada, USA, having its principal place of business at 35 Asuta St. Even Yehuda Israel and Alex Werber, having his principal place of business at Kohav Yeir israel (“Alex”).

Whereas,	Alex has the significant experience as Chief Financial Officer of technological companies, both private and public; and

Whereas,	Alex has offered his services to the Company and Company has requested to obtain such services from Alex, all as more fully described herein; and

Now, therefore, the parties agree as follows:

1.	Effective Date; Engagement

1.1.	This Agreement shall enter into effect as of April 8, 2010 (the "Effective Date").

1.2.	Company shall engage Alex and Alex agree to be engaged by the Company and to hold himself available to render at the request of Company, at such dates and times as shall be requested by the Company.

Alex agrees that if requested by the Company, he shall increase his time share provided that his terms of engagement shall be adjusted proportionally.

2.	Services

2.1.

Within the framework of this Agreement, Alex shall render his services as Chief Financial Officer (“CFO”) of the Company and its affiliated companies (the "Services"), according to the instructions and policy of the Company’s Board of Directors.

2.2.

Alex shall utilize the highest professional skill, diligence, ethics and care to ensure that all Services are performed to the full satisfaction of the Company and its affiliates and to provide the expertise required in connection with such services.

2.3.	In rendering the Services, Alex shall comply with all policies and procedures of the Company, as may be in effect from time to time.

2.4.	Alex represents and warrants that he acknowledges that as a CFO of the Company and its affiliates he is subject to a special degree of care and loyalty, as customarily for similar positions.

2.5.	In rendering the services Alex shall be subject to and/or report to the Company’s Chairman of the Board of Directors and/or Chief Executive Officer; or as otherwise instructed by such officers.

3.	Compensation

For and in consideration of the Services to be performed by Alex, Company agrees to pay Alex as follows:

3.1.	A total monthly fee of USD 2,000 accompanied by VAT (as specified below), (the “Fee”).

4.	Reports

Alex shall submit to the Company reports at such times as requested by the Company which shall set forth any information and data requested by the Company.

5.	Confidentiality

5.1.

Alex shall not disclose or put to his own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of the Company of which Alex has been or hereafter becomes informed, whether or not developed by the Alex. Alex shall sign a confidentiality non-competition and assignment of rights agreement as shall be designated by the Company.

5.2.

Alex hereby agrees and declares that without derogating from the aforesaid, all proprietary information including but not limited to trade secrets and know-how, patents and other rights in connection therewith developed by or with contribution of my efforts during the period of my engagement by the Company or as a result thereof (directly or indirectly), shall be the sole property of the Company and Alex shall have no rights therein and hereby assign any and all rights he may has, if any, to the Company for no consideration. Alex further undertakes that he shall execute any document necessary to assign any patents and/or any other intellectual property (including copyrights and/or trade secrets) to the Company and otherwise transfer such proprietary rights to the Company for no consideration. Further, any document and/or opinion prepared by Alex during the period of his engagement by the Company shall constitute a proprietary document belonging to Company and Alex shall not utilize same for any purpose and shall not introduce same to any third party, except with Company’s prior consent in writing and Alex shall have no claim and/or demand from the Company in connection with any rights as aforementioned.

Execution of this document by Alex shall irrevocably empower the Chairman of the Board of Directors of the Company and any other person nominated by board of directors to execute any document to give effect to the above and the said Chairman or other person so nominated shall have the right to execute any power of attorney, deed of assignment or contract to give effect to the above.

6.	Term and Termination

6.1.	The term of this Agreement shall commence as of the Effective date until terminated as provided in section 6.2 below.

6.2.

This Agreement may be terminated by either party, at any time, without any further obligation under this Agreement to the other party and/or any one on its behalf (other than those obligations surviving termination or expiration hereof), by 30 days prior written notice, unless terminated as a result of a material breach, in which case this Agreement may be terminated by either party immediately.

7.	Assurances; No Conflict

7.1.

Alex hereby warrants, represents and confirms to Company that on the date hereof Alex is free to be engaged by Company upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

Without derogating from the aforesaid, Alex shall not perform any other work with any third party without Company’s prior written consent.

7.2.	Alex hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of Alex's current affiliations or other current relationships with any other entity.

7.3.	During the term of this Agreement Alex shall promptly notify Company in writing in advance of any additional entity that he shall render consulting services to and/or engage with.

8.	Miscellaneous

8.1.

Alex shall not assign this agreement or any of his rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation without the prior written consent of the Company. Company shall be entitled to assign this Agreement to an affiliate thereof.

8.2 Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

8.3 No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

8.4 If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

8.5 Any notice from one party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving party as stated in the preamble to this agreement, unless said party informs the other party in writing on a change of address.

In witness whereof, the parties have hereunto set their hand upon the date first above written.

/s/ Shlomi Palas	/s/ Alex Werber
Blue Sphere	Alex Werber
By: Shlomi Palas
Position: CEO